Exhibit 99.1
Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202
Noonan Russo
Diane Perry
212-845-4239
FOR IMMEDIATE RELEASE
Barrier Therapeutics Announces Board of Directors Changes
Peter Ernster Appointed Independent Chairman
Geert Cauwenbergh, Ph.D. Continues as CEO and Board Member
Princeton, NJ, June 27, 2006–Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that at its regularly scheduled meeting, the Board of Directors decided to separate the roles of Chairman of the Board and Chief Executive Officer. Geert Cauwenbergh, Ph.D. will continue as CEO and a member of the Board of Directors. Peter Ernster, an independent Board member since 2003, has been appointed Chairman of the Board.
Geert Cauwenbergh, Ph.D. founded Barrier Therapeutics in September 2001 and has been both CEO and Chairman of the Board since its inception. He commented, “The separation of these two vital roles is in the best interest of our Company and our shareholders and is in line with Barrier’s commitment to outstanding corporate governance. Peter Ernster has been a very active Board member during the past three years and a strong supporter of the Company and its strategy.”
Mr. Ernster has served on Barrier’s Board since September 2003, and is on the audit and compensation committees. In December 2000, he retired from Merck & Co., Inc. as Senior Vice President, Business Management of the U.S. Pharmaceutical Division, after a 27 year career in which he held a wide range of management positions in Merck’s domestic and international businesses. Prior to joining Merck in 1974 as European Counsel, Mr. Ernster practiced international commercial law for six years in New York City. Since 2004, he has served as Chairman of the Board of Sopherion Therapeutics, Inc., a company developing products in the field of oncology, and serves on the Business Advisory Board of Medem, Inc.

He has served as the Vice Chairman of the Philadelphia Orchestra Association since 1997. Mr. Ernster completed his undergraduate studies at New York University, receiving a bachelor’s degree in Economics and European History. A graduate of Rutgers University School of Law, he completed advanced studies at Columbia University’s Parker School of Foreign and Comparative Law.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets two pharmaceutical products in the United States, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0% and tretinoin 0.01%) Topical Solution. The Company also markets its Solagé® product in Canada, along with VANIQA® (eflornithine HCI) Cream 13.9%, for which it is the exclusive distributor in Canada. Barrier’s Sebazole™ (2% ketoconazole) product candidate, for the treatment of seborrheic dermatitis, is currently under FDA review. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com